EXHIBIT 23.1

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the use of our name and the information from our report regarding our estimates of reserves and future net revenues from the production and sale of those reserves for the years ended December 31, 2004, 2003, 2002, in the Current Report on Form 8-K, dated August 25, 2005, of Pogo Producing Company, including the filing of our letter report as an exhibit thereto, and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement Nos. 33-54969, 333-04233, 333-72129, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426, 333-42428, 333-60800, 333-67324, 333-59426, 333-65548, 333-86856, 333-98205, 333-102775 and 333-126097.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

August 25, 2005